Exhibit 99.1

EVERTEC, INC. REPORTS THIRD QUARTER 2011 RESULTS

SAN JUAN, PUERTO RICO – November 10, 2011 — EVERTEC, Inc. (“EVERTEC” or the “Company”) today reported consolidated and combined results for the quarter ended September 30, 2011.

As previously reported, on September 30, 2010 an affiliate of Apollo Global Management, LLC acquired a 51% indirect interest in EVERTEC, with Popular, Inc. retaining a 49% indirect interest (the “Merger”). The accompanying consolidated and combined financial information and discussion below compares the results of operations of the Successor and Predecessor for the three and nine months ended September 30, 2011 and 2010, respectively. Only the results of operations for the Successor period reflect the purchase accounting related to the Merger. The comparison of the Successor and Predecessor period is not consistent with GAAP, since the results are not comparable on a period-to-period basis or to other issuers due to the new basis of accounting established at consummation of the Merger. However, we believe that this approach is beneficial to the reader since it provides an easier to read discussion of the results of operations and provides the reader with information from which to analyze our financial results that is consistent with the manner in which management reviews and analyzes results of operations.

Highlights as of and for the third quarter ended September 30, 2011 include:

•	Total revenues increased by $3.9 million, or 5%, to $77.5 million, when compared to the same period in 2010.

•	Operating costs and expenses, excluding depreciation and amortization and non-recurring expenses, increased by $1.1 million, or 3%, when compared to the same period in 2010.

•	Adjusted EBITDA was $37.7 million, an increase of $4.9 million, or 15%, when compared to the same period in 2010.

•	Net debt was $488.4 million compared to $514.3 million at the end of the previous quarter.

•

As part of our ongoing cost savings initiatives, during the third quarter we implemented a voluntary retirement program which we expect to generate annualized savings of approximately $15 million (approximately $6 million of savings realized in 2011).

Highlights as of and for the nine months ended September 30, 2011 include:

•	Total revenues increased by $18.9 million, or 9%, to $227.3 million, when compared to the same period in 2010.

•	Operating costs and expenses, excluding depreciation and amortization and non-recurring expenses, increased by $2.3 million, or 2%, when compared to the same period in 2010.

•	Adjusted EBITDA was $108.9 million, an increase of $16.6 million, or 18%, from what we achieved in the same period in 2010.

Félix M. Villamil, President and Chief Executive Officer, stated, “This quarter is very important to us because it marks our first year anniversary as a stand-alone company. We continue to see growth across all of our business lines in both our local and international markets. During the quarter we implemented various cost savings initiatives that will improve our operational efficiency as we move forward growing our business.”

Third Quarter 2011 Results

Total revenues increased in each of our three reportable segments. Transaction Processing segment revenues increased by $2.2 million, or 11%, Merchant Acquiring segment net revenues increased by $0.6 million, or 5%, and Business Solutions segment revenues increased by $1.0 million, or 3%. Revenue growth was primarily attributable to higher sales volume and transactions in both our local and international markets, and higher demand for our consulting, core banking and network services. The consolidation of financial institutions in Puerto Rico and the addition of new clients and services, positively impacted our business.

Total operating costs and expenses excluding depreciation and amortization and non-recurring expenses increased by $1.1 million, or 3%. Including depreciation and amortization and non-recurring expenses, operating costs and expenses increased by $4.2 million, or 7%, for the quarter ended September 30, 2011, when compared to the same period last year. The increase is mainly related to higher audit, consulting and legal fees necessary to support additional reporting requirements, and higher fees and expenses necessary to support business growth. This increase was partly offset by lower personnel costs due to cost reduction measures implemented during the year.

Depreciation and amortization expense increased by $10.4 million, or 147%, primarily as a result of additional expenses of $10.2 million related to the purchase price adjustments in connection with the Merger to reflect the fair market value assigned to property and equipment and intangible assets. Non-recurring expenses of $0.5 million are mostly related to consulting services and legal fees necessary to support the transition of the Company to a stand-alone entity, and non-recurring compensation and benefits charges.

Non-operating expenses totaled $23.1 million for the three months ended September 30, 2011, compared to non-operating income of $23,000 for the same period in 2010. The variance of $23.1 million was mostly due to interest expense of $11.4 million related to the senior secured credit facilities and senior notes incurred in connection with the Merger, and to other expenses of $14.2 related to an amount accrued for a voluntary retirement program implemented during this quarter. These expenses were partially offset by an unrealized gain of $1.6 million related to the fair valued adjustment of certain assets recognized as part of the purchase accounting adjustments in connection with the Merger.

The Company reported income tax benefit of $5.1 million for the three months ended September 30, 2011, compared with income tax expense of $6.8 million for the same period in 2010. The variance of $11.9 million is mainly the result of a taxable loss during the quarter mostly resulting from the expenses related to the voluntary retirement program and increased interest expenses.

Adjusted EBITDA for the quarter ended September 30, 2011 increased by $4.9 million, or 15%, to $37.7 million when compared to the same period in 2010. This increase was primarily a result of an increase in revenues in the three business segments, lower cash expenses due to the implementation of cost savings initiatives and the pro forma benefit from the voluntary retirement program. Adjusted EBITDA margin (Adjusted EBITDA as a percentage of total revenues) improved to 48.6% from 44.5% for the same period in 2010.

Nine months ended September 30, 2011 Results

Total revenues for the nine months ended September 30, 2011 increased by $18.9 million, or 9%, when compared to the same period in 2010. Transaction Processing segment revenues increased by $6.4 million, or 11%, Merchant Acquiring segment net revenues increased by $4.3 million, or 11%, and Business Solutions segment revenues increased by $8.3 million, or 7%. The increase in revenues in our three reportable segments was mostly driven by organic volume growth. As mentioned above, the consolidation of financial institutions in Puerto Rico and the addition of new clients and services, also positively impacted our business.

Total operating costs and expenses increased $2.3 million, or 2%, excluding depreciation and amortization and non-recurring expenses, for the nine months ended September 30, 2011, when compared to the same period last year. Including depreciation and amortization and non-recurring expenses operating costs and expenses increased by $31.6 million, or 21%, when compared to the same period in 2010. The increase is mainly related to higher audit, consulting and legal fees necessary to support additional reporting requirements, and higher fees and expenses necessary to support business growth. This increase was partly offset by lower personnel costs due to cost reduction measures implemented during the year.

Depreciation and amortization expense increased by $32.6 million, or 168%, primarily as a result of additional expenses of $30.5 million related to the purchase price adjustments in connection with the Merger to reflect the fair market value assigned to property and equipment and intangible assets. Non-recurring expenses of $4.3 million are mostly related to consulting services and legal fees necessary to support the transition of the Company to a stand-alone entity, and compensation and benefits charges.

Non-operating expenses for the nine months ended September 30, 2011 amounted to $54.2 million, compared to non-operating income of $4.8 million for the same period in 2010. The variance of $59.1 million was mostly due to higher interest expense of $39.2 million related to the senior secured credit facilities and senior notes incurred in connection with the Merger, a decrease of $1.6 million from earnings of equity method investments and a negative variance of $18.6 million in other expenses. The increase in other expenses resulted from a non-recurring expense of $14.2 million related to the voluntary retirement program, a non-recurring expense of $2.2 million relating to the refinancing of our senior secured credit facilities, a non-recurring, non-cash loss of $1.2 million from the settlement of the derivative related to the acquisition of a 19.99% equity interest in CONTADO from Popular, partially offset by a gain of $2.3 million on the sale of an equity investment in 2010 and income of $0.9 million related to the fair value adjustment of certain assets recognized as part of the purchase accounting.

The Company reported an income tax benefit of $34.7 million for the nine months ended September 30, 2011, compared with an income tax expense of $23.0 million for the same period in 2010. The variance of $57.7 million was primarily driven by a reduction in the marginal corporate income tax rate from 39% to 30% due to tax reform enacted in Puerto Rico on January 31, 2011. Also, the income tax benefit was impacted by a taxable loss for the nine months ended September 30, 2011 mostly due to the accrued expenses related to the voluntary retirement program and an increase in interest expenses, compared to taxable income for the same period in 2010.

Adjusted EBITDA for the nine months ended September 30, 2011 increased by $16.6 million, or 18%, to $108.9 million when compared to the same period in 2010. This increase was primarily driven by revenue growth across all three business segments and the pro forma benefit from the voluntary retirement program. Adjusted EBITDA margin (Adjusted EBITDA as a percentage of total revenues) improved to 47.9% from 44.3% as compared to the same period in 2010.

Cash and Liquidity

As of September 30, 2011, the Company’s liquidity was $106.6 million, with $56.6 million of unrestricted cash, and $50.0 million of borrowing capacity available under our revolving credit facility, which remained undrawn.

Debt

As of September 30, 2011, the Company’s total debt was $532.8 million. A $1.0 million prepayment on the senior secured term loan was made during the quarter.

Conference Call Information

The Company will host its investor conference call on Thursday, November 10, 2011 at 11:00 a.m. (Eastern Time) to review the operating results for the third quarter of 2011.

To listen to the call, dial (866) 761-0748 (U.S.) or (617) 614-2706 (outside the U.S.), passcode #11598597.

About EVERTEC, Inc.

EVERTEC, Inc. is a diversified processing business, offering transaction and payment processing, merchant acquiring and processing and business process management solutions in Puerto Rico and certain countries throughout the Caribbean and Latin America. EVERTEC owns and operates the ATH network, the leading debit payment and ATM network in Puerto Rico. EVERTEC’s products and services include point-of-sale processing, network and switch services, automated teller machine driving services, core bank processing, business process outsourcing solutions, technology infrastructure management, financial services applications and merchant acquiring services. Headquartered in San Juan, Puerto Rico, EVERTEC has approximately 1,600 employees in 6 countries throughout the Caribbean and Latin America. EVERTEC is 51% owned by an affiliate of Apollo Global Management, LLC, a leading private equity and capital markets investor, and 49% owned by Popular, Inc., the largest financial institution in Puerto Rico and the Caribbean. For more information about EVERTEC, please visit www.evertecinc.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of EVERTEC to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates” and “plans” and similar expressions of future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.

Various factors that could cause actual future results and other future events to differ materially from those estimated by management include, but are not limited to: our high level of indebtedness and restrictions contained in our debt agreements; our ability to generate sufficient cash to service our indebtedness and to generate future profits; our reliance on our relationship with Popular, Inc. for a significant portion of our revenues; our ability to renew our client contracts on terms favorable to us; our dependence on our processing systems, technology infrastructure, security systems and fraudulent payment detection systems; our ability to develop, install and adopt new technology; a decreased client base due to consolidations in the banking and financial services industry; the credit risk of our merchant clients, for which we may also be liable; the continuing market position of the ATH network; our dependence on credit card associations; changes in the regulatory environment and changes in international, legal, political, administrative or economic conditions; the geographical concentration of our business in Puerto Rico; operating an international business in multiple regions with potential political and economic instability; our ability to execute our expansion and acquisition strategies; our ability to protect our intellectual property rights; our ability to recruit and retain qualified personnel; our ability to comply with federal, state and local regulatory requirements; evolving industry standards; and our ability to operate as a stand-alone entity.

Consideration should be given to the areas of risk described above, as well as those risks set forth under the headings “Forward-Looking Statements” and “Risk Factors” in the Registration Statement on Form S-4 (File No. 333-173504) that was declared effective by the Securities and Exchange Commission (“SEC”) on August 2, 2011, and the reports to our investors that are posted from time to time on our website, in connection with considering any forward-looking statements that may be made by us and our businesses generally. We undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless we are required to do so by law.

Investor Contacts:

Juan J. Román, CPA	Luis M. Cabrera
Executive Vice President and	Senior Vice President
Chief Financial Officer	Treasurer and Head of Investor Relations
(787) 759-9999, ext 4895	(787) 759-9999, ext 3897
jjroman@evertecinc.com	luiscabrera@evertecinc.com

Media Contact:

Wanda Betancourt, APR
Senior Vice President
HR, Communications and Marketing
(787) 759-9999, ext 4805 wabetancourt@evertecinc.com

EVERTEC, Inc. Unaudited Consolidated (Successor) and EVERTEC Business Group Combined (Predecessor) Statements of (Loss) Income

	Successor	Predecessor	Successor	Predecessor
(Dollar amounts in thousands)	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Revenues

Transaction processing (from affiliates: $6,093, $6,125, $18,512 and $17,364)	$22,172	$19,924	$63,182	$56,777
Merchant acquiring, net (from affiliates: $2,557, $1,885, $7,007 and $1,884)	14,576	13,945	44,043	39,761
Business solutions (from affiliates: $30,306, $31,402, $91,224 and $86,889)	40,800	39,781	120,036	111,784

Total revenues	77,548	73,650	227,261	208,322

Operating costs and expenses
Cost of revenues (excluding depreciation and amortization)	36,197	35,696	106,542	106,548
Selling, general and administrative expenses (excluding depreciation and amortization)	8,548	15,261	26,005	27,000
Depreciation and amortization	17,513	7,079	51,977	19,425

Total operating costs and expenses	62,258	58,036	184,524	152,973

Income from operations	15,290	15,614	42,737	55,349

Non-operating (expenses) income
Interest income	178	30	637	360
Interest expense	(11,396)	(13)	(39,272)	(70)
Earnings of equity method investments	429	6	685	2,270
Other (expenses) income:	—	—	—	—
Voluntary Repayment Program (“VRP”) expense	(14,197)	—	(14,197)	—
Other income (expense)	1,888	—	(2,091)	2,276

Total other (expenses) income	(12,309)	—	(16,288)	2,276

Total non-operating (expenses) income	(23,098)	23	(54,238)	4,836

Income (loss) before income taxes	(7,808)	15,637	(11,501)	60,185
Income tax (benefit) expense	(5,132)	6,799	(34,670)	23,017

Net income from continuing operations	(2,676)	8,838	23,169	37,168
Net loss from discontinued operations		1,303	—	117

Net income	$(2,676)	$10,141	$23,169	$37,285

Net income reconciliation to EBITDA and Adjusted EBITDA

We define “EBITDA” as earnings before interest, taxes, depreciation and amortization. We define “Adjusted EBITDA” as EBITDA as further adjusted to exclude unusual items and other adjustments described below. We present EBITDA and Adjusted EBITDA because we consider them important supplemental measures of our performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. In addition, our presentation of Adjusted EBITDA is consistent with the equivalent measurements that are contained in the documents governing our indebtedness. In addition, in evaluating EBITDA and Adjusted EBITDA, you should be aware that in the future we may incur expenses such as those excluded in calculating them. Further, our presentation of these measures should not be construed as an inference that our future operating results will not be affected by unusual or nonrecurring items.

Some of the limitations of EBITDA and Adjusted EBITDA are as follows:

•	they do not reflect cash outlays for capital expenditures or future contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital;

•	they do not reflect interest expense, or the cash requirements necessary to service interest or principal payments on indebtedness;

•	they do not reflect income tax expense or the cash necessary to pay income taxes;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect cash requirements for such replacements; and

•

other companies, including other companies in our industry, may not use EBITDA and Adjusted EBITDA or may calculate EBITDA and Adjusted EBITDA differently than as presented in this press release, limiting their usefulness as a comparative measure.

Adjusted EBITDA is not a measurement of liquidity or financial performance under GAAP. You should not consider Adjusted EBITDA as an alternative to cash flows from operating activities determined in accordance with GAAP, as an indicator of cash flows, as a measure of liquidity or as an alternative to operating or net income determined in accordance with GAAP.

While management believes that these measures provide useful information to investors, the SEC may require that EBITDA or Adjusted EBITDA be presented differently, or not at all, in any future filings the Company makes with the SEC.

A reconciliation of net income to EBITDA and Adjusted EBITDA is provided below.

	Successor	Predecessor	Successor	Predecessor
(Dollar amounts in thousands)	Three months ended September 30, 2011	Three months ended September 30, 2010	Nine months ended September 30, 2011	Nine months ended September 30, 2010	Twelve months ended September 30, 2011

Net (loss) income from continuing operations	$(2,676)	$8,838	$23,169	$37,168	$23,171
Income tax (benefit) expense	(5,132)	6,799	(34,670)	23,017	(34,850)
Interest expense (income)	11,218	(17)	38,635	(290)	51,953
Depreciation and amortization	17,513	7,079	51,977	19,425	69,699

EBITDA	$20,923	$22,699	$79,110	$79,320	$109,973

Standalone Cost Savings (a)	1,192	1,079	1,850	4,930	1,769
Disposals (b)	—	(509)	—	(3,916)	60
Equity Income (c)	(429)	440	53	(852)	1,567
Compensation and benefits (d)	14,548	7,737	15,389	6,976	14,981
Pro forma VRP benefits (e)	1,584	—	4,751	—	6,335
Transaction fees, refinancing costs and other (f)	1,447	—	7,274	565	9,539
Management fees (g)	636	—	1,896	—	1,896
Westernbank EBITDA (h)	—	1,317	—	5,267	—
Purchase Accounting (i)	(2,184)	—	(1,414)	—	(819)

Adjusted EBITDA	$37,717	$32,763	$108,910	$92,290	$145,301

(a)	For the three and nine months ended September 30, 2011, primarily represents reimbursements received for certain software maintenance expenses as part of the Merger. For 2010 periods, represents stand-alone savings for costs historically allocated to EVERTEC by Popular, which did not continue post closing, other than temporary transition costs, net of estimated stand-alone costs. The allocations were primarily based on a percentage of revenues or costs (and not based on actual costs incurred) and related to corporate functions such as accounting, tax, treasury, payroll and benefits, risk management, institutional marketing, legal, public relations and compliance. The allocations were $1.9 million and $7.5 million for the three and nine months ended September 30, 2010, respectively, which were partially offset by estimated stand-alone costs of $0.9 million and $2.6 million for the three and nine months ended September 30, 2010, respectively. Our estimated stand-alone costs are based on assumptions and estimates that we believe are reasonable, but such assumptions and estimates may prove to be inaccurate over time. During a transition period after the closing, we will receive certain services from Popular and its affiliates pursuant to a transition services agreement, at prices that we believe approximate our stand-alone costs.

(b)	Relates to (i) removal of gain on sale in April 2010 of the Company’s equity interest in Inmediata Health Group Corp., and of the related equity income, (ii) allocations previously charged to the discontinued Venezuela operations and (iii) write-off of certain investment securities in the three months ended December 31, 2010.
(c)	Represents the elimination of historical non-cash equity in earnings of investments reported in Net Income from EVERTEC’s 53.97% equity ownership in CONTADO and 31.11% equity ownership in Serfinsa, net of cash dividends received from CONTADO. The equity income adjustments include cash dividends from CONTADO of $1.5 million in December 2010. On March 31, 2011, after a final agreement was reached between Popular and the other shareholders of CONTADO, Popular transferred to EVERTEC 19.99% of the equity interest in CONTADO. The nine months ended September 30, 2011 includes cash dividends received from CONTADO of $0.7 million, offset by CONTADO’s non-cash equity income of $0.7 million.
(d)	For 2011 periods mostly represents one-time costs associated with the voluntary retirement program and other adjustments related to non-cash equity based compensation. For 2010 periods primarily represents non-recurring bonuses and payroll tax impact of awards given to certain EVERTEC employees in connection with the Merger, partially offset by estimated costs for the anticipated reinstatement of the employer’s matching contribution to defined contribution pre-tax savings plan which was suspended in March 2009 and reinstated in March 2011. Other adjustments relate to: (i) estimated incremental cost previously impacted by the Troubled Asset Relief Program (“TARP”) restrictions, and (ii) employee benefit cost savings.
(e)	Adjustment for each period represents the pro forma full year effect of the expected net savings in compensation and benefits related to the voluntary retirement program.
(f)	Primarily relates to the following items: (i) transition fees to support additional requirements of a stand-alone entity, (ii) costs relating to the refinancing of our senior secured credit facility and senior notes exchange offer, and (iii) non-recurring additional property taxes assessed by the government in the three months ended September 30, 2010, and (iv) certain non-cash and other adjustments permitted under credit facility and indenture agreements.
(g)	Represents the management fee payable to the equity sponsors which commenced in January 2011.
(h)	Represents an estimated adjustment for additional EBITDA to be earned from EVERTEC’s processing of Westernbank volumes. The estimate was arrived at using the pricing schedule in the Master Services Agreement as well as management’s estimated related costs of the contribution of additional business volume. Banco Popular acquired Westernbank’s Puerto Rico operations on April 30, 2010, and EVERTEC did not realize the impact of these additional volumes and associated revenues until the third quarter of 2010. The estimate of current Westernbank EBITDA has been added to previous periods for comparative purposes, and reflects estimated, rather than observed, impact.
(i)	Represents elimination of the effects of purchase accounting in connection with (i) certain customer service and software related arrangements where EVERTEC receives subsidies from Popular; and (ii) EVERTEC’s rights and obligations to buy equity interests in CONTADO and Serfinsa.